UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported) March 20, 2011

Cephalon, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	0-19119	23-2484489
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

41 Moores Road
Frazer, Pennsylvania	19355
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code  (610) 344-0200

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01               Entry into a Material Definitive Agreement.

On March 20, 2011, Cephalon, Inc. (the “Company”), Gemin X Pharmaceuticals, Inc. (“Gemin X”), C2011MergerSub, Inc., a wholly-owned subsidiary of the Company (“Merger Sub”), and Shareholder Representative Services LLC, as Stockholders’ Representative, entered into an Agreement and Plan of Merger (the “Agreement”) pursuant to which the Company will acquire Gemin X through the merger of Merger Sub with and into Gemin X (the “Merger”) for $225 million cash on a cash-free, debt-free basis. Upon completion of the Merger, Gemin X will become a wholly-owned subsidiary of the Company. Cephalon may make additional cash payments totaling up to $300 million upon the achievement of certain regulatory and sales milestones.  There are no royalty obligations to Gemin X stockholders.

The completion of the Merger is subject to customary conditions, including the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976.  The Merger is expected to close in the second quarter of 2011.

There are no material relationships between Gemin X, the Company or any of the Company’s affiliates, directors or officers (or any associate of any such director or officer), other than by virtue of the Agreement. The Company hereby incorporates by reference the press release dated March 21, 2011, attached hereto as Exhibit 99.1 and made a part of this Item 1.01.

Item 8.01               Other Information.

On March 24, 2011, the Company issued a press release announcing a decision by the U.S. District Court for the District of Delaware regarding the Compay’s patent litigation with Watson Pharmaceuticals, Inc. relating to FENTORA® (fentanyl buccal tablet).

The Company hereby incorporates by reference the press release dated March 24, 2011, attached hereto as Exhibit 99.2, and made a part of this Item 8.01.

Item 9.01               Financial Statements and Exhibits.

(d)	Exhibits.

	Exhibit No.	Description of Exhibit

	99.1	Press Release of Cephalon, Inc. dated March 21, 2011

	99.2	Press Release of Cephalon, Inc. dated March 24, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CEPHALON, INC.

Date: March 25, 2011	By:	/s/ Gerald J. Pappert
Gerald J. Pappert
Executive Vice President, General Counsel &
Secretary

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

99.1	Press Release of Cephalon, Inc. dated March 21, 2011

99.2	Press Release of Cephalon, Inc. dated March 24, 2011